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                                                               Exhibit 10.31

                             CONSULTING AGREEMENT


        This agreement is entered into between Apache Corporation ("Apache"), a Delaware corporation, and George J. Morgenthaler ("Morgenthaler") effective as of 6:00 p.m. CST on November 10, 1993.

                                   RECITALS

        Since February 23, 1987, Morgenthaler has served Apache with diligence and integrity as an officer and employee.

        Apache and Morgenthaler wish to provide for the termination of Morgenthaler's tenure as an officer and employee of Apache.

        Apache wishes to provide for continued service by Morgenthaler as a consultant to Apache.

        Apache and Morgenthaler wish to establish standards of confidentiality and conduct between them.

        Apache and Morgenthaler wish to fully and finally settle all other rights, matters and claims that may existing between them.

                                  AGREEMENT

        For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Apache and Morgenthaler agree as follows:

        (1) Resignation. Effective 6:00 p.m. CST, November 10, 1993, Morgenthaler's employment with Apache terminated and, as a result, Morgenthaler resigns all positions as a director, officer and committee member of Apache, its subsidiaries and affiliated entities.

        (2)     Temporary Employment.  From 7:00 a.m. CST, November 11, 1993,
                through   6:00 p.m. CST, December 15, 1993 (the "Temporary
                Employment Period"), Apache employs Morgenthaler as a temporary employee at the pay rate of $17,083.33 per month (pro-rated by the day).

        (3) Consulting. Apache engages Morgenthaler to render consulting services to Apache and its subsidiaries for a period commencing December 16, 1993, and continuing through
                December 15, 1995 (subject to early terminated as stated in the next sentence, the "Consulting Period"). If Apache does not pay 1993 incentive compensation bonuses to its executives or provide for other additional compensation recognizing 1993 executive performance, then the Consulting Period shall terminate on August 15, 1995.
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(4)     Services.  During the Temporary Employment Period and the Consulting
        Period, Morgenthaler shall perform such consulting services as are reasonably requested by the Chief Executive Officer of Apache (the "CEO") and as are not inconsistent with Morgenthaler's prior duties and responsibilities as an officer of Apache. Morgenthaler shall not be required to maintain any office hours, nor shall Morgenthaler be present at the offices of Apache except upon request of the CEO.

(5) Other Activities. Morgenthaler's obligation to render consulting services shall be subordinate to, and shall be rendered only to the extent there is no interference with, his other business, employment and personal activities. Morgenthaler shall be free to accept full-time or part-time employment with any organization, and to engage in any business enterprise on his own behalf during the Consulting Period or thereafter, whether or not the organization or enterprise competes with Apache, so long as Morgenthaler complies with paragraphs
        (6) and (7) of this agreement. If Morgenthaler desires to accept employment with another organization, and if that employment creates a professional conflict of interest for Morgenthaler, then Morgenthaler shall promptly inform Apache's CEO of that employment and Morgenthaler shall be automatically released from all obligations under paragraphs
        (3) and (4) of this agreement, but all other terms of this agreement, including those relating to payments and benefits to Morgenthaler, shall remain in effect.

(6) Goodwill. Morgenthaler shall generally foster, maintain and promote the goodwill of Apache, its subsidiaries, affiliates, and their respective directors, officers, employees and/or representatives, past and present. Apache shall generally foster, maintain and promote the reputation and image of Morgenthaler. Apache shall not hinder or discourage the future employment of Morgenthaler.

(7) Confidentiality. In addition to his fiduciary responsibilities and his responsibilities as an Officer and General Counsel of Apache and his responsibilities under the Texas Disciplinary rules of Professional Conduct not to disclose certain information of or relating to Apache, Morgenthaler shall maintain the confidentiality of, and shall not disclose, Apache's business dealings, trade secrets, supplier lists, customer lists, properties, geographic or financial areas of interest, exploration plans or techniques or any other confidential information of or relating to Apache, its subsidiaries, affiliates and their directors, officers, employees and/or representatives, past and present, and Morgenthaler shall not use such information in any manner, whether for his own benefit or for the benefit of any other person or entity, or to the detriment of Apache, its subsidiaries, affiliates and their directors, officers, employees and/or representatives, past and present or otherwise.




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(8)     Monthly Payments.  On or before the 16th day of each calendar month during the Consulting Period (commencing with December 16, 1993), Morgenthaler shall invoice Apache for services in the amount of $17,083.33, and Apache shall pay Morgenthaler the invoiced amount on or before the first day of the next calendar month. The invoiced amounts shall continue to be paid without regard to Morgenthaler's employment by another organization, his participation in a partnership, or his engagement in business for his own account. The invoiced amounts shall continue to be paid if Morgenthaler is disabled, and shall continue to be paid to Morgenthaler's estate, heirs, and successors in the event of his death. The invoiced amounts shall continue to be paid if Morgenthaler is released from his obligations under paragraphs (3) and (4) of this agreement. Failure or tardiness by Morgenthaler in invoicing Apache shall not waive or release Morgenthaler's right to payment, but amounts invoiced more than five business days late by Morgenthaler shall not be due until ten business days after invoice. Morgenthaler may invoice Apache for the initial monthly payment prior to inception of the Consulting Period.

(9) Expense Reimbursement. Subject to Apache's travel policies governing its executives, Apache shall reimburse Morgenthaler for all travel, airline, room, entertainment, meal, beverage, car rental and other out-of-pocket expenses incurred by Morgenthaler in the course of performing his consulting obligations under this agreement, provided that such consulting expenses are approved in advance by Apache.

(10) Benefits. During the Temporary Employment Period, Morgenthaler shall receive the same benefits as Apache provides its executive officers. During the Consulting Period, Apache shall:

        (a) provide medical, dental and vision benefits to Morgenthaler and his dependents to the same extent, and subject to the same premium co-payments, as are extended to Apache executives; and

        (b) provide life insurance and disability benefits (including supplemental group life insurance) to Morgenthaler to the same extent as extended to Apache executives;

        but the foregoing benefits shall terminate to the extent that replacement benefits are offered by an employer with which Morgenthaler accepts employment. Apache shall not impair the cash value of any life insurance currently maintained by Apache for Morgenthaler, and that cash value shall remain the property of Morgenthaler. Apache shall cause its employees, insurance carriers and agents to cooperate fully with Morgenthaler in managing and maintaining Morgenthaler's insurance coverage, in responding to Morgenthaler's insurance claims and in responding to Morgenthaler's inquiries concerning insurance coverages.





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(11)    Plan Balances.  Apache shall cooperate in the prompt rollover of
        Morgenthaler's 401(k) account balances to an IRA account or other account designated by Morgenthaler. On January 3, 1994, Apache shall disburse to Morgenthaler, or direct the disbursement to Morgenthaler of, the balance in Morgenthaler's non-qualified retirement plan account.

(12) Options and Phantoms. Except as provided in this paragraph, Morgenthaler's outstanding stock options and phantom stock units shall be governed by the terms of the Apache Corporation 1990 Stock Incentive Plan and the 1990 Phantom Stock Appreciation Plan (the "Phantom Plan") and the stock option agreements entered into between Morgenthaler and Apache. On January 3, 1994, Apache shall pay Morgenthaler the sums due him under the Phantom Plan as a result of his November 10, 1993, Termination of Employment without Disqualification (as defined in the Phantom Plan). Morgenthaler waives his right to payment on or before December 10, 1993, under the Phantom Plan.

(13) Databases. During the Consulting Period, Morgenthaler shall continue to have free access to and reasonable use of the business and legal databases now maintained by Apache and used by Morgenthaler as an executive of Apache.

(14) Office Equipment. Apache shall, on December 16, 1993, and in exchange for the payment of $2,000.00 to Apache by Morgenthaler, sell and convey to Morgenthaler the office equipment now in Morgenthaler's possession, being one cellular telephone, one telefax, one personal computer, software and one printer.

(15) Consulting Payment. On January 3, 1994, Apache shall pay Morgenthaler $352,000.00 as a non-refundable consulting payment.

(16) Financing Planning. Apache shall pay or reimburse Morgenthaler for personal tax and financial planning by Arthur Andersen & Co. during the Consulting Period as required to evaluate and plan the financial and tax impact of this agreement and termination of his employment and as required to prepare tax returns for 1993 and 1994.

(17) Independent Contractor and Taxes. Morgenthaler acknowledges that his engagement under this agreement is as an independent contractor and not as an employee of Apache or its subsidiaries or affiliates. Accordingly, Morgenthaler will be responsible for the payment of all income tax and other taxes on cash amounts payable to Morgenthaler, and Apache will not withhold any amounts from payments made under this agreement. If the Internal Revenue Service asserts that Apache should have withheld federal income taxes and/or Morgenthaler's share of FICA taxes from such payments, Morgenthaler will reimburse Apache for any monies paid by Apache to the U.S. Government in compliance with such assertion, except for payments of interest or penalties.





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(18)    Releases.  Morgenthaler releases Apache and each of its subsidiaries, affiliates and their respective directors, officers, employees and/or representatives, past and present (hereafter the "Company"), and the Company releases Morgenthaler, from any and all rights and claims arising in any way out of Morgenthaler's employment or the acts or omissions of the Company or Morgenthaler which occurred during the term of Morgenthaler's employment, or arose out of the termination of Morgenthaler's employment. The Company and Morgenthaler further release and hold harmless each other from and against any and all claims against the other that they may have based on any negligent or intentional acts or omissions of any character whatsoever, whether related to Morgenthaler's employment or otherwise, including without limitation statements made by, to or about Morgenthaler or the Company, which occurred prior to the effective date of this agreement, whether known or unknown by the Company or Morgenthaler. The foregoing release includes without limitation any rights and claims under state, federal, or local laws, including without limitation, the Age Discrimination in Employment Act, the Texas Commission on Human Rights Act and the common law of the states of Texas, Colorado and any other jurisdiction. Morgenthaler and the Company further agree that they will not institute any charge, complaint or litigation against the other based on such released rights and/or claims. Apache indemnifies and holds harmless, and agrees to indemnify and hold harmless, Morgenthaler against any liability or expense, including attorneys' fees and costs, incurred by Morgenthaler in evaluating, defending, compromising, settling or satisfying any claim (excluding those actions determined to be violative of applicable criminal laws) brought by any person or organization that is included within the definition of Company but that is not a signatory to this agreement. Notwithstanding the foregoing, the releases contained herein shall not apply to any rights that Morgenthaler may have under:

        (a) Apache's 1990 Stock Incentive Plan and the Phantom Plan and the option agreements issued under those plans to which Morgenthaler is a party;

        (b)      Apache's 401(k) plan and non-qualified retirement plan;

        (c)      this agreement; or

        (d)      COBRA to receive continued medical insurance benefits.

(19) Non-Assignability. Neither this agreement nor any right or interest herein may be assigned or transferred by Apache or Morgenthaler without the other's written consent, except as to:

        (a) the rights of Morgenthaler's estate, heirs and devisees to certain benefits under this agreement; and





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        (b)     the sale of all or substantially all of Apache's
                assets, or the merger or combination of Apache with another organization, if the asset purchaser or surviving organization assumes the full performance of Apache's obligations under this agreement, but Apache shall not be relieved of its obligations under this agreement by that assumption.

(20) No Attachment. Except as required by law, Morgenthaler's right to receive payments under this agreement shall not be subject to anticipation, commutation, alienation, sale, encumbrance, pledge, hypothecation, execution, attachment, levy, offset, deduction, setoff, condition, or assignment by operation of law, and any attempt, voluntary or involuntary, to effect such action shall be null and void.

(21) Binding Effect. This agreement shall bind and inure to the benefit of Morgenthaler, Apache and its subsidiaries and affiliates and their permitted successors and assigns.

(22) Amendment, Modification, Waiver. This agreement shall not be amended or modified except by an instrument in writing signed by the parties hereto. No term of this agreement shall be deemed to have been waived, nor shall there be an estoppel against enforcement of any provision of this agreement, except by written instrument of the party charged with such waiver or estoppel. No person or organization, including those within the definition of Company, not a party to this agreement or a permitted successor to a party to this agreement, shall be a third-party beneficiary of this agreement or entitled to enforce its terms. Morgenthaler acknowledges that he has had at least 21 days to consider this agreement and has had legal advice with respect thereto.

(23) Remedies. Upon any material breach of this agreement by a party, the other party shall be entitled to seek damages for the breach, and/or shall be entitled to seek specific performance of this agreement. Morgenthaler and Apache acknowledge and confess that there is no adequate remedy at law for breach of obligations in this agreement other than obligations for the payment of money. The prevailing party in any litigation shall be entitled to an award of attorneys' fees by the court. Interest on sums due from one party to another shall bear interest at 18 percent per annum until paid.

(24) No Other Benefits. Except as provided in this agreement, Morgenthaler shall not be entitled to any pension, profit-sharing, bonus, disability, life insurance or similar plan or program of Apache, whether now existing or hereafter adopted for the benefit of Apache's employees or consultants.

(25) Headings and Meanings. The headings of paragraphs in this agreement are for convenience only, and should not be considered in construing or interpreting this agreement.





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(26)    Governing Law.  This agreement has been executed and delivered in the
        State of Texas, and its validity, interpretation, performance and enforcement shall be governed by the laws of that State.

(27) Notices. Any notice contemplated or permitted by this agreement shall be delivered as follows:

                 To Apache or the Company
                 Raymond Plank
                 Chairman and Chief Executive Officer
                 Apache Corporation
                 2000 Post Oak Boulevard, Suite 100
                 Houston, Texas  77056

        The above addresses for notice may be changed by written notice from the changing party to the other party.

(28) Revocation. Morgenthaler may rescind this agreement by written notice to Apache delivered on or before 5:00 p.m. on the seventh day after is execution by Apache and Morgenthaler and delivery to Morgenthaler. If no such notice of recision is timely received by Apache, the effective time of this agreement shall be as stated above. Upon recision of this agreement, Morgenthaler shall repay to Apache all sums paid pursuant to this agreement except salary for services rendered by Morgenthaler prior to the effective time.


        /S/  GEORGE J. MORGENTHALER                        Dated: 12/15/93
        George J. Morgenthaler


        Apache Corporation

        By:     /S/  R. B. RICE                            Dated: 12/15/93

        Name:   Roger B. Rice

        Its:    Vice President






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